Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE
Investors Joan Tong, CFA 863-640-0826 joan.tong@mosaicco.com	Jason Tremblay 813-775-4226 jason.tremblay@mosaicco.com	Media Ben Pratt 813-775-4206 benjamin.pratt@mosaicco.com

THE MOSAIC COMPANY REPORTS THIRD QUARTER 2024 RESULTS
•Third quarter net income of $122 million, Adjusted EBITDA(1) of $448 million
•Clint Freeland to retire at year-end; to be succeeded by Luciano Siani Pires as CFO
•Phosphate production returned to full operating capacity after recent impacts from three hurricanes and on track to reach target annual run rate by the end of this year
•Mosaic Biosciences achieved 9 million acres of coverage in key markets this year
•Year-to-date capital return to shareholders of $415 million, including $210 million of share repurchases
TAMPA, FL, November 12, 2024 - The Mosaic Company (NYSE: MOS), reported net income of $122 million, or $0.38 per diluted share, for the third quarter of 2024. Adjusted EPS(1) was $0.34 and Adjusted EBITDA(1) was $448 million.
"The resilience we have developed over many years enabled us to recover quickly from the recent weather events and other operations interruptions that impacted our third quarter performance" said President and Chief Executive Officer Bruce Bodine, "As we continue to restore our asset reliability and execute on our capital deployment strategy, Mosaic is positioned to benefit from the solid market environment for the remainder of the year and into 2025.

The company also announced today that Clint Freeland intends to retire from his role as Executive Vice President and Chief Financial Officer. Luciano Siani Pires will join Mosaic as CFO designate effective November 18, 2024 and will succeed Mr. Freeland as Executive Vice President and Chief Financial Officer on January 1, 2025. Mr. Freeland will continue as a senior advisor until July 1, 2025.

Mr. Siani Pires formerly served on the Mosaic Board of Directors and was previously Chief Financial Officer at Vale S.A., a global mining company, where he was most recently Executive Vice President of Strategy and Business Transformation. He intends to relocate to the Tampa area from Rio de Janeiro, Brazil, in the coming months.

“Clint has been an outstanding CFO for Mosaic, and he leaves the company in excellent financial condition. We wish him all the best,” Bodine said. “My colleagues on the Mosaic Board of Directors and I have every faith that Luciano, whom we know well from his years of exemplary board service, will drive further success as we pursue shareholder value creation.”

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Third Quarter Results Highlights:
•Third quarter revenues totaled $2.8 billion, down 21 percent from the year ago period, primarily reflecting the impact of lower selling prices. The gross margin rate in the third quarter was 15 percent, up from 12 percent in the year ago period.
•Net income in the third quarter totaled $122 million, compared with a net loss of $4 million in the year ago period. Current period results reflected the after-tax impact of notable items totaling $15 million. Adjusted EBITDA(1) totaled $448 million, compared with $594 million in the third quarter of 2023. Third quarter cash from operating activities totaled $313 million compared to $647 million in the year-ago period.
•Potash operating earnings were $109 million in the third quarter, compared to $200 million in the year ago period. Adjusted EBITDA(1) totaled $180 million, compared to $267 million in the same period last year, reflecting the impact of lower selling prices and lower sales volumes. Potash operations have returned to full capacity after the electrical issues at Esterhazy and Colonsay, which reduced third quarter production volumes by approximately 250,000 tonnes and impacted sales volumes during the quarter.
•Phosphate operating earnings were $8 million in the third quarter, compared to a loss of $58 million in the prior year period. Adjusted EBITDA(1) totaled $265 million, compared to $201 million in the third quarter of 2023, reflecting higher average selling prices, partially offset by lower sales volumes resulting from weather events.
•Mosaic Fertilizantes reported operating earnings of $56 million in the third quarter, compared with $77 million in the prior year period. Adjusted EBITDA(1) totaled $83 million during the quarter, decreasing from $147 million in the third quarter of 2023, primarily driven by a $32 million bad debt reserve and higher than normal legal reserves. A majority of the bad debt reserve is expected to be recovered through credit insurance in the future.
Portfolio and Capital Allocation Highlights:
•Mosaic has made significant progress on high-return, low-capital-intensity projects.
◦The 800,000 tonne Riverview MicroEssentials capacity conversion and the 500,000 tonne Esterhazy potash compaction project were completed in the second quarter and are fully ramped up;
◦The Esterhazy Hydrofloat project, which is expected to add 400,000 tonnes in milling capacity, is on track to be completed by mid-2025;
◦The construction of a 1 million tonne blending facility in Palmeirante, Brazil is on track to be completed in the third quarter of 2025.
•Mosaic Biosciences products were used on 9 million acres in key markets during the current year compared with 3.9 million in the prior year.
•The company is making progress on the cost reduction plan announced last year and is on track to achieve the targeted $150 million run rate by the end of 2025 compared to the 2023 baseline. Mosaic is also on track to reduce 2024 capital expenditures by $200 million from the 2023 level.
•Mosaic has returned $415 million of capital to shareholders in the first nine months of 2024, including share repurchases totaling $210 million.
•The Carlsbad potash operation in New Mexico is under strategic review.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Third Quarter Segment Results

Potash Results	Q3 2024	Q2 2024	Q3 2023
Sales Volumes million tonnes*	2.0	2.3	2.2
MOP Selling Price(2)	$215	$224	$266
Gross Margin (GAAP) per tonne	$61	$79	$95
Adjusted Gross Margin (non-GAAP) per tonne(1)	$61	$79	$95
Operating Earnings - millions	$109	$174	$200
Segment Adjusted EBITDA(1) - millions	$180	$271	$267
*Tonnes = finished product tonnes
Net sales in the Potash segment totaled $526 million, down from $720 million one year ago. Gross margin was $122 million compared to $210 million in the third quarter of 2023. Gross margin per tonne was $61 compared to $95 in the prior-year period. Sales volumes totaled 2.0 million tonnes, down from 2.2 million tonnes in the prior year quarter.
Operating results were negatively impacted by lower average selling prices and sales volumes.
Sales volumes in the fourth quarter are expected to be in the range of 2.2-2.4 million tonnes. We expect realized mine-gate MOP prices in the range of $200-$220 per tonne.

Phosphate Results	Q3 2024	Q2 2024	Q3 2023
Sales Volumes million tonnes*	1.5	1.7	1.7
DAP Selling Price(3)	$569	$575	$487
Gross Margin (GAAP) per tonne	$96	$91	$53
Adjusted Gross Margin (non-GAAP) per tonne(1)	$96	$100	$53
Operating Earnings - millions	$8	$133	$(58)
Segment Adjusted EBITDA(1) - millions	$265	$308	$201
*Tonnes = finished product tonnes

Net sales in the Phosphate segment were $1.0 billion, flat from the prior year period. Gross margin was $142 million, compared to $88 million for the same period a year ago. Gross margin per tonne was $96 compared to $53 in the prior-year period.
Sales volumes totaled 1.5 million tonnes, down 11 percent from a year ago, and production volumes totaled 1.6 million tonnes, up 2 percent from the prior year.
Operating results were driven by favorable averaging selling prices on the strength of the phosphate market, partially offset by lower sales volumes caused by the recent weather events.
Central Florida mines and plants have returned to full operations as recovery efforts were completed in October.
Sales volumes in the fourth quarter are expected to be 1.6-1.8 million tonnes which reflects the hurricane impacts. DAP prices at the plant are expected to be in the range of $570-$590 per tonne. Fourth quarter realized stripping margins are expected to remain above historical levels.
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Average MOP Selling Price (fob mine)
(3)Average DAP Selling Price (fob plant)

Mosaic Fertilizantes Results	Q3 2024	Q2 2024	Q3 2023
Sales Volumes million tonnes*	2.9	2.2	3.1
Finished Product Selling Price	$486	$478	$566
Gross Margin (GAAP) per tonne	$44	$46	$35
Adjusted Gross Margin (non GAAP) per tonne(1)	$42	$45	$35
Operating Earnings - millions	$56	$61	$77
Segment Adjusted EBITDA(1) - millions	$83	$96	$147
*Tonnes = finished product tonnes

Net sales in the Mosaic Fertilizantes segment were $1.4 billion, down from $1.7 billion in the prior year period due primarily to lower pricing. Gross margin was $128 million, compared to $106 million for the same period a year ago.
Operating results were negatively impacted by lower average selling prices, lower sales volumes, $32 million of bad debt reserves that were recorded in selling, general and administrative costs (SG&A), and higher than normal legal and environmental reserves which were partially offset by lower raw material and operating costs.
Fourth quarter distribution margin is expected to reflect normal seasonality.
Other
SG&A including the aforementioned $32 million bad debt reserve recorded in the Mosaic Fertilizantes segment were $383 million in the first nine months of 2024, up $5 million from $378 million in the year-ago period. Mosaic recognized earnings from equity investments of $64 million in the first nine months of 2024.
Market Outlook
Grain and oilseed fundamentals are strong. Improving corn and soybean prices around the world and solid prices for other crops continue to incentivize farmers to apply fertilizers. Government mandates for ethanol consumption in India, Indonesia and Brazil, as well as other biofuel policies, are becoming incrementally constructive and are expected to provide a long runway for grain and oilseed demand expansion, driving steady growth in fertilizer shipments for the long term.
North America is expected to have a long fall fertilizer application season as harvest has progressed ahead of schedule. Weather conditions in Brazil have improved since mid-October and this should limit the delay in planting of the Safrinha crop.
The phosphate market is expected to remain tight well into 2025 driven by supply constraints and increasing demand for fertilizer, fuel, and industrial uses. Chinese phosphate exports for the first 9 months of 2024 declined 8 percent or over half a million tonnes from the prior year, and the long-term outlook remains favorable as Chinese domestic use and industrial needs will continue to be prioritized over fertilizer exports.
The global potash market remains balanced driven by demand growth and record consumption across the globe. Prices around the world have reached bottom and are moving higher while remaining affordable, which bodes well for demand next year.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

2024 Expectations and Key Assumptions
The Company provides the following modeling assumptions for the full year 2024:

Modeling Assumptions	Full Year 2024
Total Capital Expenditures	$1.1 - 1.2 billion
Depreciation, Depletion & Amortization	Approx. $1 billion
Selling, General, and Administrative Expense	$500 - $530 million(1)
Net Interest Expense	$160 - $180 million
Effective tax rate	Low 30’s %(2)
Cash taxes	$300 - $350 million(3)
(1) Includes impact of $32 million of Q3 bad debt reserves.
(2) Change from prior guidance due to mix of estimated jurisdictional earnings.
(3) Consistent with prior guidance range.
Sensitivities Table
The Company provides the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors. These sensitivities are based on 2023 actual realized pricing and sales volumes.

Sensitivity	Full year adj. EBITDA impact(1)	2023 Actual
Average MOP Price / tonne (fob mine)(5)	$10/mt price change = $60 million (4)	$308
Average DAP Price / tonne (fob plant)(5)	$10/mt price change = $70 million	$573
Average BRL / USD	0.10 change, unhedged = $10 million(6)	5.00
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4) Includes impact of Canadian Resource Tax
(5) Approximately 20% of DAP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.; approximately 5% of the MOP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.
(6) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic has posted prepared comments and related slides on its website, www.mosaicco.com/investors, concurrently with the posting of this release and performance data. In addition, the company will provide access to a fireside chat addressing questions on the quarter, current market conditions, and other topics on Tuesday, November 12, 2024, at 11 am Eastern. The fireside chat will be available both on the website and via telephone at the following number: 412-902-6506, Conference ID: 8013381. All earnings-related material, including audio, will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: political and economic instability and changes in government policies in countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of MWSPC, the future success of current plans for MWSPC and any future changes in those plans; risks related to the anticipated value of the Ma’aden shares to be issued in the proposed transaction at transaction announcement and at closing, the expected timing and likelihood of completion of the pending Ma’aden transaction, including the inability to receive the required approval by Ma’aden shareholders and other approvals, including potential regulatory approvals, necessary to complete the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the applicable agreement; the risk that there may be a material adverse change with respect to the financial position, performance, operations or prospects of Ma’aden and MWSPC; difficulties with realization of the benefits of our natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, and adjusted EBITDA, and adjusted gross margin referred to as non-GAAP financial measures. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and adjusted EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding and/or including certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. Reconciliations for current and historical periods beginning with the quarter ended December 31, 2022, for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended September 30, 2024, the company reported the following notable items which, combined, positively impacted earnings per share by $0.04:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$111	$(35)	$0.22
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	38	(11)	0.09
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(15)	5	(0.03)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	6	(2)	0.01
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	5	(2)	0.01
ARO Adjustment	Phosphate	Other operating income (expense)	(102)	31	(0.22)
Environmental reserve	Phosphate	Other operating income (expense)	(20)	6	(0.04)
Total Notable Items			$23	$(8)	$0.04
For the three months ended September 30, 2023, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.69):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(107)	$27	$(0.23)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(45)	12	(0.10)
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(12)	3	(0.03)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	(2)	1	—
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	(6)	1	(0.01)
ARO Adjustment	Phosphate	Other operating income (expense)	(123)	32	(0.28)
Environmental reserve	Phosphate	Other operating income (expense)	(3)	1	(0.01)
Pension plan termination settlement	Potash	Other non-operating income (expense)	(42)	10	(0.10)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	22	0.07
Total Notable Items			$(340)	$109	$(0.69)

Condensed Consolidated Statements of Earnings (Loss)
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Net sales	$2,810.9	$3,548.3	$8,306.9	$10,546.6
Cost of goods sold	2,394.1	3,138.7	7,096.9	8,895.5
Gross margin	416.8	409.6	1,210.0	1,651.1
Selling, general and administrative expenses	148.2	119.9	383.4	377.5
Other operating expense	153.2	143.9	305.0	214.0
Operating earnings	115.4	145.8	521.6	1,059.6
Interest expense, net	(41.7)	(17.4)	(136.1)	(94.5)
Foreign currency transaction gain (loss)	100.9	(96.9)	(267.3)	103.0
Other (expense) income	(0.4)	(50.1)	6.8	(66.1)
Earnings (loss) from consolidated companies before income taxes	174.2	(18.6)	125.0	1,002.0
Provision for (benefit from) income taxes	48.0	(5.9)	152.9	220.8
Earnings (loss) from consolidated companies	126.2	(12.7)	(27.9)	781.2
Equity in net earnings of nonconsolidated companies	4.5	15.8	64.2	60.0
Net earnings including noncontrolling interests	130.7	3.1	36.3	841.2
Less: Net earnings attributable to noncontrolling interests	8.5	7.3	30.4	41.6
Net earnings (loss) attributable to Mosaic	$122.2	$(4.2)	$5.9	$799.6
Diluted net earnings (loss) per share attributable to Mosaic	$0.38	$(0.01)	$0.02	$2.39
Diluted weighted average number of shares outstanding	319.4	331.5	321.6	335.1

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$301.6	$348.8
Receivables, net, including affiliate receivables of $146.9 and $240.1, respectively	1,031.6	1,269.2
Inventories	2,923.0	2,523.2
Other current assets	715.0	603.8
Total current assets	4,971.2	4,745.0
Property, plant and equipment, net of accumulated depreciation of $10,475.6 and $9,914.1, respectively	13,683.1	13,585.4
Investments in nonconsolidated companies	959.9	909.0
Goodwill	1,117.3	1,138.6
Deferred income taxes	994.3	1,079.2
Other assets	1,565.9	1,575.6
Total assets	$23,291.7	$23,032.8
Liabilities and Equity
Current liabilities:
Short-term debt	$751.7	$399.7
Current maturities of long-term debt	115.3	130.1
Structured accounts payable arrangements	402.3	399.9
Accounts payable, including affiliate payables of $203.9 and $245.2, respectively	1,178.1	1,166.9
Accrued liabilities	1,728.3	1,777.1
Total current liabilities	4,175.7	3,873.7
Long-term debt, less current maturities	3,197.4	3,231.6
Deferred income taxes	1,101.9	1,065.5
Other noncurrent liabilities	2,855.4	2,429.2
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 394,648,083 shares issued and 317,869,351 shares outstanding as of September 30, 2024, 393,875,241 shares issued and 324,103,141 shares outstanding as of December 31, 2023	3.2	3.2
Capital in excess of par value	1.6	—
Retained earnings	13,915.0	14,241.9
Accumulated other comprehensive loss	(2,111.2)	(1,954.9)
Total Mosaic stockholders' equity	11,808.6	12,290.2
Noncontrolling interests	152.7	142.6
Total equity	11,961.3	12,432.8
Total liabilities and equity	$23,291.7	$23,032.8

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Cash Flows from Operating Activities:
Net cash provided by operating activities	$312.9	$647.4	$1,079.9	$1,869.1
Cash Flows from Investing Activities:
Capital expenditures	(240.8)	(411.7)	(957.7)	(1,043.5)
Purchases of available-for-sale securities - restricted	(430.9)	(227.9)	(1,162.0)	(1,039.7)
Proceeds from sale of available-for-sale securities - restricted	421.1	214.9	1,119.1	1,011.7
Proceeds from sale of business	—	—	—	158.4
Acquisition of business	—	—	—	(41.0)
Other	2.9	2.6	16.1	(0.9)
Net cash used in investing activities	(247.7)	(422.1)	(984.5)	(955.0)
Cash Flows from Financing Activities:
Payments of short-term debt	(4,253.1)	(1,466.3)	(12,421.3)	(6,761.9)
Proceeds from issuance of short-term debt	4,423.4	1,537.6	12,572.8	6,837.1
Payments of inventory financing arrangement	(703.9)	—	(1,405.1)	(601.4)
Proceeds from inventory financing arrangement	401.8	—	1,605.1	601.4
Payments of structured accounts payable arrangements	(104.8)	(238.7)	(522.3)	(1,010.6)
Proceeds from structured accounts payable arrangements	234.4	238.6	510.2	834.0
Collections of transferred receivables	103.5	290.9	330.1	1,468.6
Payments of transferred receivables	(102.1)	(381.1)	(328.6)	(1,468.6)
Payments of long-term debt	(12.7)	(15.7)	(55.2)	(44.8)
Repurchases of stock	(50.0)	(150.0)	(210.4)	(606.0)
Cash dividends paid	(66.8)	(66.4)	(204.2)	(286.5)
Dividends paid to non-controlling interest	(5.8)	—	(17.6)	(23.7)
Other	(1.8)	(3.1)	(22.1)	(7.4)
Net cash used in financing activities	(137.9)	(254.2)	(168.6)	(1,069.8)
Effect of exchange rate changes on cash	54.5	(10.1)	44.5	3.4
Net change in cash, cash equivalents and restricted cash	(18.2)	(39.0)	(28.7)	(152.3)
Cash, cash equivalents and restricted cash - beginning of period	350.3	640.8	360.8	754.1
Cash, cash equivalents and restricted cash - end of period	$332.1	$601.8	$332.1	$601.8

	September 30, 2024	September 30, 2023
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$301.6	$591.0
Restricted cash in other current assets	15.1	9.4
Restricted cash in other assets	15.4	1.4
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$332.1	$601.8
Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended September 30,
	2024	2023
Net income (loss) attributable to Mosaic	$122.2	$(4.2)
Basic weighted average number of shares outstanding	318.4	331.5
Dilutive impact of share-based awards	1.0	—
Diluted weighted average number of shares outstanding	319.4	331.5
Basic net income (loss) per share attributable to Mosaic	$0.38	$(0.01)
Diluted net income (loss) per share attributable to Mosaic	$0.38	$(0.01)
Notable items impact on net income per share attributable to Mosaic	0.04	(0.69)
Adjusted diluted net income per share attributable to Mosaic	$0.34	$0.68

Adjusted EBITDA

Consolidated Earnings (Loss) (in millions)	Three months ended September 30,
	2024	2023
Consolidated net earnings (loss) attributable to Mosaic	$122	$(4)
Less: Consolidated interest expense, net	(42)	(17)
Plus: Consolidated depreciation, depletion and amortization	238	239
Plus: Accretion expense	26	23
Plus: Share-based compensation expense	5	6
Plus: Consolidated provision for income taxes	48	(6)
Less: Equity in net earnings of nonconsolidated companies, net of dividends	5	16
Plus: Notable items	(28)	335
Adjusted EBITDA	$448	$594

	Three months ended
	September 30,	June 30,	September 30,
Potash Earnings (in millions)	2024	2024	2023
Operating Earnings (Loss)	$109	$174	$200
Plus: Depreciation, Depletion and Amortization	69	94	66
Plus: Accretion Expense	2	3	2
Plus: Foreign Exchange Gain (Loss)	48	(12)	(26)
Plus: Other Income (Expense)	—	—	(43)
Plus: Notable Items	(48)	12	68
Adjusted EBITDA	$180	$271	$267

	Three months ended
	September 30,	June 30,	September 30,
Phosphate Earnings (in millions)	2024	2024	2023
Operating Earnings (Loss)	$8	$133	$(58)
Plus: Depreciation, Depletion and Amortization	118	128	117
Plus: Accretion Expense	20	20	16
Plus: Foreign Exchange Gain (Loss)	(5)	2	4
Plus: Other Income (Expense)	1	(2)	(6)
Less: Earnings from Consolidated Noncontrolling Interests	8	11	8
Plus: Notable Items	131	38	136
Adjusted EBITDA	$265	$308	$201

	Three months ended
	September 30,	June 30,	September 30,
Mosaic Fertilizantes Earnings (in millions)	2024	2024	2023
Operating Earnings (Loss)	$56	$61	$77
Plus: Depreciation, Depletion and Amortization	39	40	54
Plus: Accretion Expense	4	5	5
Plus: Foreign Exchange Gain (Loss)	17	(144)	(48)
Plus: Other Income (Expense)	(2)	(2)	(1)
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	—	(1)	—
Plus: Notable Items	(31)	135	60
Adjusted EBITDA	$83	$96	$147

Adjusted Gross Margin (per tonne)

	Three months ended
Potash Gross Margin (per tonne)	September 30,	June 30,	September 30,
	2024	2024	2023
Gross margin / tonne	$61	$79	$95
Notable items in gross margin / tonne	—	—	—
Adjusted gross margin / tonne	$61	$79	$95

	Three months ended
Phosphate Gross Margin (per tonne)	September 30,	June 30,	September 30,
	2024	2024	2023
Gross margin / tonne	$96	$91	$53
Notable items in gross margin / tonne	—	9	—
Adjusted gross margin / tonne	$96	$100	$53

	Three months ended
Mosaic Fertilizantes Gross Margin (per tonne)	September 30,	June 30,	September 30,
	2024	2024	2023
Gross margin / tonne	$44	$46	$35
Notable items in gross margin / tonne	(2)	(1)	—
Adjusted gross margin / tonne	$42	$45	$35